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                               NAVARRE CORPORATION

                                  EXHIBIT 10.2



                               PART TIME AGREEMENT

THIS AGREEMENT is made and entered into this 2nd day of January, 2002, by and between NAVARRE CORPORATION, a Minnesota corporation ("Company"), and CHARLES
E. CHENEY, the Company's Vice Chairman, Executive Vice President, Secretary and Treasurer ("Executive").

The Company and Executive mutually desire to enter into this Part Time Agreement to facilitate the Executive's desire to complete his law degree. The Executive commits to returning to the Company upon completion of law school. The terms and conditions are outlined below:

1. Executive will perform Navarre business activity as a consultant being paid $250 per hour to a maximum annual fee of $135,000.

2. As a consultant, the Executive will have responsibility for treasury, legal, human resources, and operations functions.

3.   Executive remains head of the Finance Committee.

4.   Executive will remain the Company's Vice Chairman of the Board.

5.   Executive agrees to attend all Board and Board Committee meetings.

6. Executive will retain all current employee benefits to include medical, dental, life, STD, LTD, and 401K account.

7. The Company agrees to pay for the Executive's law school tuition and books during the term of this Agreement.

8.   The term of this Agreement shall be for one (1) year.

9. The Board of Directors, at its sole discretion, shall determine whether any bonus shall be paid to Consultant.

The parties below have executed this Consultant Agreement as of the date first set forth above.


NAVARRE CORPORATION, a Minnesota corporation



By:                                          By:
     ------------------------------               ------------------------------
     Eric H. Paulson                              Charles E. Cheney
Its: President and Chairman                  Its: Vice Chairman